Exhibit 5.1
Proskauer Rose LLP   1585 Broadway   New York, NY 10036-8299

Frank Lopez
Partner

d 212.969.3492
f 212.969.2900
flopez@proskauer.com
www.proskauer.com
February 8, 2010
Western Liberty Bancorp
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

Re:	Western Liberty Bancorp, Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Western Liberty Bancorp, a Delaware corporation (“WLBC”), in connection with the proposed acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”), pursuant to a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, among WLBC, WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st and Curtis W. Anderson, as the representative of the former stockholders of Service1st, which provides for the merger of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary. In connection with the Acquisition, WLBC will issue shares (the “Shares”) of its common stock, par value $0.0001 per share, as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of WLBC, as filed with the Securities and Exchange Commission (the “Commission”).
As counsel for WLBC, we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.
Based upon the foregoing, it is our opinion that the Shares will, upon their issuance as described in the Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.
We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “LEGAL MATTERS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Proskauer Rose LLP
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